UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): March 9, 2015

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Columbus Avenue Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 453-6553

______________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 9, 2015, InspireMD, Inc. (the “Company”) closed its public offering of approximately 34.4 million shares of common stock and warrants to purchase approximately 34.4 million shares of common stock. As noted in the Current Report on Form 8-K filed by the Company on March 4, 2015, the purchasers in the offering included Sol J. Barer, Ph.D., the chairman of the Company’s board of directors, who purchased 2,500,000 shares and warrants, for a purchase price of $1,000,000 and Osiris Investment Partners, L.P., of which Paul Stuka, the Company’s director, is the principal and managing member, which purchased 625,000 shares and warrants, for a purchase price of $250,000. These related persons have agreed that they will not exercise any such warrants, and will waive any provision contained in such warrants that requires the Company to keep any shares of common stock reserved for issuance upon exercise thereof, in each case, until the Company has amended its certificate of incorporation to increase its authorized shares.

Item 8.01 Other Events.

On March 9, 2015, the Company issued a press release announcing the closing of a public offering of its common stock and warrants. A copy of the press release is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

Exhibit Number	Description
99.1	Press release dated March 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: March 9, 2015	By:	/s/ Craig Shore
Name: Craig Shore
Title: Chief Financial Officer